Exhibit 99.1

 PHC, INC. ANNOUNCES RECORD REVENUE AND EARNINGS FOR ITS THIRD QUARTER OF
                                  FISCAL 2005

                Revenues of $8.8 million and Earnings of $880,000

FOR IMMEDIATE RELEASE

Company Contact:                                     Investor Relations Contact:
_________________                                    __________________________
PHC, Inc.                                            Hayden Communications, Inc.
Bruce A. Shear                                       Matthew Hayden
978-536-2777                                         843-272-4653

>> RECORD THIRD QUARTER REVENUE OF $8.8 MILLION VS. $6.5 MILLION IN PRIOR YEAR >> RECORD THIRD QUARTER EARNINGS OF $880,000 OR $0.05 PER SHARE VS. LOSS OF
     $845,000 OR $(0.06) PER SHARE IN THE PRIOR YEAR
>> NINE-MONTH REVENUES INCREASE 30% VS. YEAR AGO PERIOD; NINE-MONTH BASIC EARNINGS (LOSS) PER SHARE OF $0.12 VS. $(0.06) LAST YEAR
>>   SHAREHOLDERS' EQUITY INCREASED 46.2% TO $7.8 MILLION FROM JUNE 30, 2004.
>>   YTD PHARMACEUTICAL STUDIES REVENUE UP MORE THAN 570%

Peabody, Mass., May 11, 2005 -- PHC, Inc., d.b.a. Pioneer Behavioral Health (OTC Bulletin Board: PIHC), a leading provider of inpatient and outpatient behavioral health services and pharmaceutical research, today announced record financial results for its fiscal 2005 third quarter and nine-month period ended March 31, 2005. The record results were due to increases in revenue from all three operating segments, as well as significant increases in patient days and improved collections.

                            Key Financial Indicators
              (all numbers in thousands, except per-share amounts)
                             Q3 2005      Q3 2004       Increase     % Change
                                                        (decrease)
Consolidated revenue         $8,764       $6,472        $2,292        35.4%
Patient care revenue         $6,735       $5,584        $1,151        20.6%
Pharmaceutical studies       $1,103       $155          $948          611.6%
Contract support services    $926         $733          $193          26.3%
Income (loss) from
  operations                 $983         $(673)        $1,656        NA
Net Income (loss)            $880         $(845)*       $1,725        NA
EPS - Basic                  $0.05        $(0.06)       $0.11         NA
EPS - Diluted                $0.05        $(0.06)       $0.11         NA


Other Third Quarter Operational Highlights:
o 17th consecutive profitable quarter, excluding previously reported litigation settlement and related legal costs previously reported and related to the quarter ending March 31, 2004.
o    22.4% increase in patient days
o Detroit Behavioral Institute (DBI) facility currently at 100 percent capacity of Phase I.
o Company's provision for doubtful accounts decreased 4.2% from the same quarter last year due to improved collections and a related decrease in the age of the Company's receivables.
o Pivotal Research Centers (Pivotal) is currently engaged in 24 enrolling studies and providing services in a total of 58 studies.

"For the last two years, we worked diligently to diversify our company with multiple revenue streams that leverage our core competencies, and the success of this initiative has enabled us to deliver exceptional growth and record profitability during all periods of this fiscal year," commented Bruce A. Shear, Pioneer's President and Chief Executive Officer. "We have also prudently managed operating expenses and improved collections, which have both improved our profitability. The acquisition of Pivotal has continued to pay dividends, resulting in an increase of more than 570% in revenue from pharmaceutical studies. The 30 adjudicated juvenile beds at DBI are now generating positive cash flow and contributed to a 22.4% increase in patient days for the quarter, leading to a significant increase in patient care revenue. These factors have remained consistent throughout fiscal 2005, and we are focused on continuing these positive trends into fiscal 2006 and beyond."

Total revenues for the third quarter increased 35.4% to a record $8.8 million from the $6.5 million reported in the third quarter of fiscal 2004, due to substantial increases in revenue from all three operating segments. Net patient care revenue increased 20.6% to $6.7 million for the quarter from $5.6 million last year due to a 22.4% increase in patient days. Revenue from pharmaceutical studies increased 611.6% to $1.1 million from $155,000 for the third quarter of last year, due to the acquisition of Pivotal Research Centers, LLC on April 30, 2004. Contract support services revenue provided by the Company's Wellplace division increased 26.3% to $926,000 for the third quarter from $733,000 for the third quarter one year ago due to the October 2004 increase in the Michigan call center contract with Detroit-Wayne County (Michigan) Community Mental Health Agency, which increased the monthly revenue on this contract due to a service expansion.

Total operating expenses increased 8.9% to $7.8 million for the third quarter from $7.1 million reported in the same quarter last year. Income from operations for the quarter was $983,000 for the third quarter, compared to a loss from operations of $673,000. The third quarter of fiscal 2004 included $947,500 in one-time expenses related to the acquisition of Pivotal and the disposition of a lawsuit the Company inherited from a previous acquisition. Net income applicable to common shareholders for the three months was a record $880,000, or $0.05 per basic and fully diluted share, compared to a net loss, inclusive of non-recurring expenses, of $845,000, or $(0.06) per basic and fully diluted share for the third quarter last year. Net income increased sequentially 115.4% compared to the $409,000 reported in the Company's second quarter of fiscal 2005.

For the first nine months of fiscal 2005, revenues were $24.8 million, a 30.0% increase compared to the $19.1 million reported for the first nine months of last year. Net patient care revenue increased 15.8% to $18.9 million from $16.3 million for the nine months ended March 31, 2004, due to a 13.3% increase in patient days for the period. Revenue from pharmaceutical studies increased 576.8% to $3.4 million for the nine months from $500,000 for the same period last year. Contract support services revenue provided by Wellplace increased 12.0% to $2.5 million for the nine months from $2.2 million for the same period last year.

Total operating expenses were $22.2 million for the nine months ended March 31, 2005, a 14.2% increase compared to the $19.5 million reported for the same period last year. Income from operations for the nine-months was $2.5 million for the nine months ended March 31, 2005 compared to a loss from operations of $789,000, inclusive of the legal and acquisition expenses, for the same period last year. Net income applicable to common shareholders for the nine months was a record $2.1 million, or $0.12 per basic and $0.11 per fully diluted share, compared to a net loss of $789,000, or $(0.06) per basic and fully diluted share for the same period last year.

The Company's balance sheet continued to strengthen with a current ratio of 1.38:1 on March 31, 2005. Shareholders' equity increased 46.2% to $7.8 million on March 31, 2005 from $5.4 million on June 30, 2004.

Mr. Shear continued, "Our third quarter was indicative of the operational success we've had throughout this fiscal year, and demonstrates the operational leverage our business model affords us as we expand our revenue base. Expansion efforts continue at the Detroit Medical Center, and the next 20 beds at DBI are scheduled to open during July 2005. We also continue to grow our pharmaceutical research efforts in Michigan and Utah. Our Wellplace division's expanded contract with Wayne County, Michigan, led to increased revenues, and we believe we can grow this division further throughout 2005. We are focused on exploiting our competitive position and broadening our revenue base to further improve our financial results and enhance shareholder value."

Teleconference Information

Mr. Shear will host a conference call to discuss the fiscal 2005 third quarter results on Wednesday, May 11, 2005, at 9 a.m. Eastern Time. Interested parties within the United States can access the call by dialing 800-299-7635, and international callers may dial 617-786-2901. Please use passcode 23076603. A replay of the call also will be available until May 18, 2005 at 888-286-8010 for callers within the United States, and 617-801-6888 for international callers. Please use passcode 47504642 for the replay. This call is being webcast by CCBN, and can be accessed at PHC, Inc.'s web site at www.phc-inc.com.

About Pioneer Behavioral Health

Pioneer Behavioral Health operates companies that provide inpatient and outpatient behavioral health care services, clinical research and Internet- and telephonic-based referral services. The companies contract with national insurance companies, government payors, and major transportation and gaming companies, among others, to provide such services. For more information, please visit www.phc-inc.com or www.haydenir.com.

                               - tables follow -




Statement under the Private Securities Litigation Reform Act of 1995:

This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the company's annual report on Form 10-KSB for the most recently ended fiscal year.

                           PHC, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                     Three Months Ended         Nine Months Ended
                                            March 31,                 March 31,
                                     2005          2004         2005           2004
                                   __________________________________________________

Total revenues                     $8,763,682   $6,472,188   $24,790,398   $19,064,183
Total operating expenses            7,780,810    7,145,284    22,242,796    19,479,911
                                   __________   __________   ___________   ___________
Income (loss) from operations         982,872     (673,096)    2,547,602      (415,728)
                                   __________   __________   ___________   ___________
Income (loss) before provision for    880,456     (845,265)    2,163,357      (778,336)
  taxes*
Provision for income taxes                 --           --        98,469        11,121
                                   __________   __________   ___________   ___________

Net income (loss) applicable to
common Shareholders                $  880,456   $ (845,265)  $2,064,888    $  (789,457)
                                   ==========   ===========  ==========    ============
Basic net income (loss) per
 common Share                      $     0.05   $    (0.06)  $     0.12    $     (0.06)
                                   ==========   ===========  ==========    ============
Basic weighted average number
 of shares outstanding             17,648,412   14,402,988   17,474,155     14,149,261
                                   ==========   ===========  ==========    ============
Fully diluted net income (loss)
 per common share                  $     0.05   $    (0.06)  $     0.11    $     (0.06)
                                   ==========   ===========  ==========    ============

Fully diluted weighted average
 number of shares outstanding      18,690,012   14,402,988   18,234,480     14,149,261
                                   ==========   ===========  ==========    ============


BALANCE SHEET HIGHLIGHTS

                                               As of              As of
                                           March 31, 2005     June 30, 2004
                                           ______________     _____________

Cash                                         $   552,874       $   594,823
Total current assets                          10,163,064         7,631,516
Net property and equipment                     1,488,525         1,353,975
                                             ___________         _________
Total assets                                 $17,292,497       $13,311,569
                                             ===========       ===========

Total current liabilities                    $ 7,372,275       $ 7,390,661
Total long term debt                           2,059,963           529,378
                                             ___________         _________
Total liabilities                              9,447,183         7,944,532
Shareholders' equity                           7,845,314         5,367,037
                                             ___________         _________
Total liabilities and equity                 $17,292,497       $13,311,569
                                             ============      ============


* March 31, 2004 includes $947,500 in one-time, non-recurring expenses